Global Money Markets

                                             Corporate and Institutional
                                             Client Group

                                             World Financial Center
                                             North Tower
                                             New York, New York 10281-1310
                                             212 449 1000
                                             FAX 212 449 1786
                                             Telex 671 6340

MERRILL LYNCH


October 2, 1996





Ms. Donna Cambas
National Fuel Gas Company
10 Lafayette Square - Room 1100
Buffalo, NY  14203

Dear Donna:

This is to advise you that in connection with the distribution of commercial paper of National Fuel Gas Company from July 1, 1996 to September 30, 1996 no sales or resales were made by Merrill Lynch Money Markets Inc. for National Fuel Gas Company's commercial paper program. A summary of all trade activity for the quarter is attached, which reflects no sales or resales took place for the period indicated.

Sincerely,


/s/ Michael J. Maita


Michael J. Maita





Enclosure

Page 2







                      PROGRAM ISSUANCE TRADE DETAIL - CP

                              07/01/96 - 09/30/96


Pgm  Fx/F1  Trade Dt   Sett Dt   MTY     DTM    PAR      Rate       Proceeds



  TOTALS
  ______

Number of Trans:  0
Total Par                        0
Total Proceeds                   0

  Dollar Weighted Averages
  ________________________

Days to Mty:  NaN
Rate:  NaN

Programs:
     N1       NATIONAL FUEL GAS CO.











10/02/96                                                               page 2